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                                                                    Exhibit 5.1



                                             January 13, 1997



CMC Industries, Inc.
4950 Patrick Henry Drive
Santa Clara, CA 95054

         Re:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about January 13, 1997 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 488,197 additional shares of your Common Stock, par value $0.01 per share, reserved for issuance pursuant to the 1996 Employee Stock Purchase Plan (the "Purchase Plan") and 1,842,565 additional shares of your Common Stock, par value $0.01 per share, reserved for issuance pursuant to the 1990 Equity Incentive Plan, as amended (the "Incentive Plan"). As your counsel in connection with the transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the shares pursuant to the Purchase Plan and the Incentive Plan.

         It is our opinion, when issued and sold in the manner referred to in the Plan, the shares will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendment thereto.

                                           Very truly yours,

                                           WILSON SONSINI GOODRICH & ROSATI
                                           Professional Corporation

                                           /s/ WILSON SONSINI GOODRICH & ROSATI